Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE INC. ACQUIRES GOVERNMENT SOLUTIONS PROVIDER dNOVUS RDI

TAMPA, FL – December 2, 2008 - Kforce, Inc. (NASDAQ: KFRC), a professional staffing and solutions firm, today announced the completion of a transaction to acquire dNovus RDI (“dNovus”), a privately-held company based in San Antonio, Texas, with employees operating in 17 states nationwide. dNovus is a highly successful prime contractor of applied information technology to the federal government and the State of Texas since 1989. dNovus’ core competencies include large network design, implementation, operations, and maintenance, cyber security, software and database design and development, healthcare informatics, data center operations, EDI operations for health and financial services, systems development and integration, infrastructure operations, service to franchise fund organizations, and research and development. dNovus’ primary customers include the United States Department of Veterans Affairs, the United States Air Force, the United States Army and the Department of Commerce.

dNovus earned revenue of approximately $32.0 million for the twelve months ended September 30, 2008. dNovus’ 250 employees are largely based in the core locations of San Antonio and Austin, TX, Washington, D.C., and Hampton, VA. Kforce Government Holdings, Inc., a wholly-owned subsidiary of Kforce, Inc. (“Kforce”), will pay $38 million for 100% of the stock of dNovus. Kforce, on a consolidated basis, also expects to realize a future cash tax benefit with a net present value of approximately $8.0 million as a result of the election to classify the transaction as an asset sale for tax purposes under section 338(h)(10) of the IRS code. In addition, dNovus delivered $3.0 million in working capital at the time of closing. The transaction was financed through borrowings under Kforce’s existing credit facility. Subsequent to closing on November 30, 2008, Kforce had approximately $42 million of debt outstanding under its credit facility. Kforce anticipates modest integration expenses and believes the transaction will be accretive for 2009.

David L. Dunkel, Kforce’s Chairman and Chief Executive Officer said, “We are very pleased to welcome the highly talented professionals from dNovus to Kforce. We believe this step is a significant enhancement of the Kforce footprint in the prime federal government sector. We believe that this combination will enable Kforce’s Government Solutions segment to well exceed $100 million in annual revenues in 2009. We also expect to continue to achieve strong organic growth as dNovus is integrated and we realize the synergies of our significant core Kforce recruiting and operational capabilities. We believe dNovus is well positioned in a premium niche in the federal government sector, and would note that this is the first transaction that Kforce has completed in over 24 months. We set an extraordinarily high threshold for acquisitions and, we believe, dNovus has met our stringent criteria. Kforce is fully committed to becoming a significant player in the government sector and we look forward to fully leveraging our many synergies with the great people of dNovus. On behalf of the entire Kforce family, I want to welcome the great people of dNovus.”

Nancy R. Kudla, former CEO and Co-Founder of dNovus RDI, stated, “Our leadership team is very impressed with the Kforce culture of Great People = Great Results. We’re excited by the powerful synergy between our two companies, and the opportunities that this combination will offer to our employees and partners. Through the extraordinary combination of dNovus’ proven know-how in providing IT solutions and services for federal government clients, fueled by Kforce’s world-class staffing enterprise and a compelling vision for excellence in serving government customers, we’re confident that our combined companies will set the highest standard for delivering great results – the results that count for our customers and partners. I’m very proud of dNovus’ nationally recognized reputation for excellence and am confident that our entire team will achieve even greater success and prosper from the many resources and additional opportunities that Kforce will provide them.”

Larry Grant, KGS’ President said, “dNovus has an outstanding reputation in the federal government for delivering ‘Results that Count’ to its customers. The dNovus leadership team, program managers, and employees are outstanding and have the expertise and relationships that enhance our existing business. We look forward to bringing the scale, balance sheet, capital base, and national recruiting capabilities of all of KGS and Kforce to further leverage the premium solutions that dNovus has delivered to its customers for nearly 20 years. We welcome Glen Shaffer, dNovus’ President, and retired United States Air Force Major General and former Joint Chiefs of Staff Director of Intelligence, to the KGS Executive Team where he will serve as Executive Vice President. We believe this combination provides us the necessary scale, expertise, and market footprint to continue to drive superior organic growth.”

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 57 offices in 41 markets in North America and two in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

About Kforce Government Solutions

Kforce Government Solutions, a wholly-owned subsidiary of Kforce Inc. (NASDAQ: KFRC), provides innovative solutions to federal government. For more information, visit www.kforcegov.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenues and earnings per share will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.